Exhibit 99.1

Overland Storage Reports Second Quarter Fiscal 2012 Results

San Diego, CA – February 9, 2012 – Overland Storage (NASDAQ: OVRL), a trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2012 second quarter ended December 31, 2011.

Business Discussion:

“We are pleased to announce second quarter results that include a 15% sequential increase in product sales over the first fiscal quarter, an over 200 basis point improvement in gross margins compared to the same quarter of last year, and an 8% sequential reduction in our operating expenses from the first fiscal quarter,” said Eric Kelly, President and CEO of Overland Storage. “We continue to see strong customer acceptance of our new SnapServer DX storage solution, which offers enterprise-class features and eliminates the need to provision storage capacity. The DX dynamically allocates storage to whomever needs it most, seamlessly and without interruption, giving it a significant advantage over the competition. The DX platform is also designed to support our Scale-Out NAS software that we plan to introduce in 2012. We believe our continued product leadership and innovation position us well to gain further traction in the growing global storage market. While the devastating floods in Thailand and resulting supply shortages caused an industry-wide increase in the price of disk drives, through the support of our strategic partners, we were able to procure adequate quantities during the quarter to meet our demand.”

Key Second Quarter Financial Results:

•

Net revenue for the second quarter of fiscal 2012 was $15.1 million, compared to $17.9 million for the second quarter of fiscal 2011 and $14.1 million in the first quarter of fiscal 2012. Product sales decreased from $12.3 million in the second quarter of fiscal 2011 to $9.0 million, and increased 15% sequentially from $7.9 million in the first quarter of fiscal 2012. This sequential increase is due to stronger sales of the Company’s NEO tape products.

•

Gross margin for the second quarter of fiscal 2012 was 33.2%, compared to 31.1% for the second quarter of fiscal 2011 and 32.6% for the first quarter of fiscal 2012. The period to period improvement is a result of higher margins on service revenues, which represented a higher percentage of total revenues.

•

Operating expenses for the second quarter of fiscal 2012 were $9.3 million, compared to $9.2 million for the second quarter of fiscal 2011, but decreased from $10.0 million for the first quarter of fiscal 2012 as result of cost reduction efforts taken during the quarter. Stock compensation expense was approximately $1.4 million in both the first and second quarter of fiscal 2012 compared to $1.0 million for the second quarter of fiscal 2011. Depreciation and amortization was approximately $0.4 million for each quarter of fiscal 2012 and 2011.

•

Net loss for the second quarter of fiscal 2012 was $4.3 million, or $0.18 per share, compared to a net loss of $0.9 million, or $0.07 per share, in the second quarter of fiscal 2011 and a loss of $5.4 million, or $0.23 per share, in the first quarter of fiscal 2012. The second quarter of fiscal

2011 included $3.0 million of other income from the sale of a minority interest in the Company’s patent infringement lawsuit.

•

Total cash and cash equivalents at December 31, 2011 was $7.7 million, compared to $10.2 million at June 30, 2011. At December 31, 2011, the Company had $3.5 million outstanding under its credit facility.

Second Quarter Business Highlights:

Operational Efficiencies:

•	The Company achieved an 8% sequential improvement in operating expense compared to the first fiscal quarter as a result of cost reduction efforts.

•

The Company anticipates continued reductions in operating expenses during the third fiscal quarter and expects to reduce its operating expenses by an additional 5% to 10% as compared to the second quarter of fiscal 2012.

Product Developments:

•	Overland began shipping its newest products, the SnapServer DX1 and SnapServer DX2, expanding upon one of the most recognized brands in the industry.

Patent Litigation:

•

In November 2011, the Company entered into a multi-year settlement and cross-license agreement with IBM pursuant to which Overland released all claims it had against IBM and Dell in connection with the patent infringement lawsuits it filed in the United States District Court for the Southern District of California and with the United States International Trade Commission, or the ITC, against BDT AG and certain of its affiliates, Dell and IBM. However, Overland’s infringement case against BDT and its affiliates continues and the chief administrative law judge of the ITC stated that the initial determination date will be no later than May 24, 2012.

Investor Conference Call:

Overland Storage will host an investor conference call today, Thursday, February 9th at 5:00 pm ET (2:00 pm PT) to discuss the Company’s second quarter fiscal 2012 financial results. To access the call dial (877) 941-2068 (+1 (480) 629-9712 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code,

4511319#, beginning 8:00 p.m. ET on February 9, 2012 through 11:59 p.m. ET on February 16, 2012.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival, and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapServer®, SnapSAN®, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. This report contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Follow Overland on Twitter: www.twitter.com/OverlandStorage

Visit Overland on Facebook: www.facebook.com/OverlandStorage

Overland Storage, SnapServer, SnapSAN, NEO, REO and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

Media Contact:

Elizabeth Zaborowska

Bhava Communications

overland@bhavacom.com

510-219-8127

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net revenue	$15,105	$17,930	$29,180	$35,503
Cost of revenue	10,083	12,357	19,571	25,778

Gross profit	5,022	5,573	9,609	9,725

Operating expenses:
Sales and marketing	4,073	4,349	8,538	8,945
Research and development	2,151	1,727	4,634	3,481
General and administrative	3,048	3,106	6,129	6,666

Total expenses	9,272	9,182	19,301	19,092

Operating loss	(4,250)	(3,609)	(9,692)	(9,367)
Interest expense	(26)	(351)	(35)	(717)
Other income (expense), net	(8)	3,128	207	2,772

Loss before income taxes	(4,284)	(832)	(9,520)	(7,312)
Provision for income taxes	8	77	127	95

Net loss	$(4,292)	$(909)	$(9,647)	$(7,407)

Net loss per share:
Basic and diluted	$(0.18)	$(0.07)	$(0.42)	$(0.63)

Shares used in computing net loss per share:
Basic and diluted	23,382	12,659	23,219	11,769

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended	Three Months Ended
	December 31,	September 30,
	2011	2011
	(Unaudited)	(Unaudited)
Net revenue	$15,105	$14,075
Cost of revenue	10,083	9,488

Gross profit	5,022	4,587

Operating expenses:
Sales and marketing	4,073	4,465
Research and development	2,151	2,483
General and administrative	3,048	3,081

Total expenses	9,272	10,029

Operating loss	(4,250)	(5,442)
Interest expense	(26)	(9)
Other income (expense), net	(8)	215

Loss before income taxes	(4,284)	(5,236)
Provision for income taxes	8	119

Net loss	$(4,292)	$(5,355)

Net loss per share:
Basic and diluted	$(0.18)	$(0.23)

Shares used in computing net loss per share:
Basic and diluted	23,382	23,067

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	December 31,	June 30,
	2011	2011
	(unaudited)
ASSETS
Cash and cash equivalents	$7,711	$10,168
Accounts receivable, net	9,497	10,992
Inventories	10,448	9,437
Other current assets	5,347	5,631

Total current assets	33,003	36,228
Property and equipment, net	847	659
Other assets	3,082	4,038

Total assets	$36,932	$40,925

LIABILITIES & EQUITY
Current liabilities	$27,853	$27,565
Long-term debt	3,500	—
Other long-term liabilities	5,521	6,225
Shareholders’ equity	58	7,135

Total liabilities and equity	$36,932	$40,925